Exhibit 99

MARINE PRODUCTS CORPORATION REPORTS THIRD QUARTER RESULTS

ATLANTA, October 25, 2006 - Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2006. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, SSX Sportdecks, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2006, Marine Products generated net sales of $64,002,000, a 1.6 percent decrease compared to $65,032,000 last year. The decrease in net sales was due to a 12.5 percent decrease in the number of boats sold, partially offset by an 11.6 percent increase in the average gross selling price per boat. Gross profit for the quarter was $14,705,000, or 23.0 percent of net sales, compared to $17,145,000, or 26.4 percent of net sales, in the prior year. The reduction in gross profit as a percentage of net sales was due to increased raw materials and component costs and production inefficiencies due to lower unit production volumes, partially offset by higher average selling prices due to the increased focus on selling larger boats and price increases instituted at the beginning of the 2007 model year, which began in the third quarter.

Operating income for the quarter was $6,677,000, a 28.6 percent decrease compared to the third quarter last year primarily due to lower gross profit. Operating income was 10.4 percent of net sales for the quarter compared to 14.4 percent of net sales in the prior year.

Net income for the quarter ended September 30, 2006 was $4,562,000, a 37.2 percent decrease compared to $7,265,000 in the prior year. Net income decreased due to lower operating income and a higher income tax provision, partially offset by higher interest income. The effective tax rate for the third quarter reflects adjustments to increase the tax provision and the effect of the research and development tax credit not being renewed, whereas the prior year reflects adjustments to reduce the tax provision. Diluted earnings per share for the quarter were $0.12, a 33.3 percent decrease compared to $0.18 diluted earnings per share in the prior year.

Net sales for the nine months ended September 30, 2006 were $205,698,000, a 4.4 percent decrease compared to the first nine months of 2005. Net income for the nine-month period decreased 24.6 percent to $16,627,000 or $0.43 diluted earnings per share compared to $22,038,000 or $0.54 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “The third quarter of 2006 continued the trend of lower retail demand that we have seen for the last year.

3rd Quarter 2006 Press Release

Higher interest rates and fuel prices have increased the cost of owning a boat, and consumers impacted by higher costs of ownership have reacted by delaying their purchases, especially in the market segment that purchases smaller boats. We continue to be pleased with our increase in average selling prices, which is principally due to a favorable model mix, resulting from our increased focus on designing and selling larger boats, while still providing exciting models across our entire product line-up.

Hubbell continued, “We are pleased to report that Chaparral is continuing to gain market share. According to recently-released data published by Statistical Surveys, Chaparral’s market share in the 18- to 35-foot category increased to 8.53 percent of retail unit sales for the six months ending June 30, 2006 compared to 8.27 percent during all of 2005. We are very pleased with this, and believe it is good evidence of the quality of our products and our customers’ satisfaction.

Hubbell continued, “During this soft retail selling environment, we are using our financial strength and management talent to develop better approaches to design and produce innovative new models with efficiency and high quality. We are encouraged by a few signs that lower fuel prices and a calm 2006 hurricane season may be beneficial for demand, and are eager to see the results of the 2007 winter boat show season, which begins in a few months. Our dealer inventories are down compared to this time last year, and our backlog in sales dollars and weeks of production has increased. These favorable dealer inventory and order flow statistics indicate that our dealer network is prepared to sell our new models when retail demand increases.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to use our financial strength and management talent to develop better approaches to design and produce innovative new models with efficiency and high quality, our belief that a few signs that lower fuel prices and a calm 2006 hurricane season may be beneficial for demand, and out belief that favorable dealer inventory and order flow statistics indicate that our dealer network is prepared to sell our new models when retail demand increases.

3rd Quarter 2006 Press Release

These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2005.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

3rd Quarter 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months

	2006	2005	BETTER (WORSE)	2006	2005	BETTER (WORSE)

Net Sales	$64,002	$65,032	(1.6)%	$205,698	$215,184	(4.4)%
Cost of Goods Sold	49,297	47,887	(2.9)	158,039	159,216	0.7

Gross Profit	14,705	17,145	(14.2)	47,659	55,968	(14.	8)
Selling, General and Administrative Expenses	8,028	7,789	(3.1)	25,103	25,625	2.0

Operating Income	6,677	9,356	(28.6)	22,556	30,343	(25.	7)
Interest Income	664	314	111.5	1,698	975	74.2

Income Before Income Taxes	7,341	9,670	(24.1)	24,254	31,318	(22.	6)
Income Tax Provision	2,779	2,405	(15.6)	7,627	9,280	17.8

NET INCOME	$ 4,562	$ 7,265	(37.2)%	$ 16,627	$ 22,038	(24.	6)%

EARNINGS PER SHARE
Basic	$ 0.12	$ 0.19	(36.8)%	$ 0.45	$ 0.58	(22.	4)%

Diluted	$ 0.12	$ 0.18	(33.3)%	$ 0.43	$ 0.54	(20.	4)%

AVERAGE SHARES OUTSTANDING
Basic	37,361	37,756		37,361	38,293

Diluted	38,815	39,757		38,995	40,459

Certain prior year balances have been reclassified to conform with current year presentation.

3rd Quarter 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)

	2006	2005

ASSETS
Cash and cash equivalents	$ 51,690	$ 35,389
Marketable securities	405	217
Accounts receivable, net	6,038	6,120
Inventories	28,922	32,431
Income taxes receivable	300	634
Deferred income taxes	2,879	3,238
Prepaid expenses and other current assets	1,553	1,390

Total current assets	91,787	79,419

Property, plant and equipment, net	17,028	17,340
Goodwill	3,308	3,308
Marketable securities	4,508	5,806
Deferred income taxes	1,250	866
Other assets	5,231	4,590

Total assets	$ 123,112	$ 111,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$ 6,408	$ 7,106
Accrued expenses and other liabilities	12,430	12,205

Total current liabilities	18,838	19,311
Pension liabilities	4,787	4,339
Other long-term liabilities	521	1,604

Total liabilities	24,146	25,254

Common stock	3,790	3,781
Capital in excess of par value	13,059	17,522
Deferred compensation	—	(3,795)
Retained earnings	83,183	69,490
Accumulated other comprehensive loss	(1,066)	(923)

Total stockholders’ equity	98,966	86,075

Total liabilities and stockholders’ equity	$ 123,112	$ 111,329

Certain prior year balances have been reclassified to conform with current year presentation.

3rd Quarter 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, (Unaudited)	(in thousands)

	2006	2005

Operating Activities:
Net income	$ 16,627	$ 22,038
Depreciation, amortization and other non-cash charges	2,751	2,266
Other net changes in operating activities	263	(11,390)

Net cash provided by operating activities	19,641	12,914

Investing Activities:
Capital expenditures	(1,415)	(645)
Other investing activities	2,379	283

Net cash provided by (used for) investing activities	964	(362)

Financing Activities:
Payment of dividends	(5,635)	(4,590)
Cash paid for common stock purchased and retired	(1,337)	(19,514)
Other financing activities	455	326

Net cash used for financing activities	(6,517)	(23,778)

Net increase (decrease) in cash and cash equivalents	14,088	(11,226)
Cash and cash equivalents at beginning of period	37,602	46,615

Cash and cash equivalents at end of period	$ 51,690	$ 35,389